701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2012 First Quarter Financial Results

Higher Margin International Sales Drive Increases in Revenues, Gross Profit, Operating Profit and Net Income

RONKONKOMA, NY – June 8, 2011 -- Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its first quarter fiscal year 2012 ended April 30, 2011.

Financial Results Highlights and Recent Company Developments

▪	International Sales Increased 13.4% in Q1FY12 from Q1FY11
▪	International Revenues were 42.9% of Total Sales in Q1FY12, Up Nearly 12% from 38.4% in Q1FY11
▪	Gross Margin As Percentage of Sales Increased to 31.3% in Q1FY12 from 25.2% in Q1FY11
▪	Gross Profit in Q1FY12 Increased 26% or $1.7 million to $8.1 million from $6.4 million in Q1FY11
▪	Operating Profit Increased 434% to $1.6 million in Q1FY12 from $0.3 million in Q1FY11
▪	Operating Margin Increased to 6.0% in Q1FY12 from 1.1% in Q1FY11
▪	Net Income Increased $2.5 million to $1.2 million in Q1FY12 from a Loss of $1.3 million in Q1FY11
▪	Earnings Per Share Increased to $0.22 for Q1FY12 from a Loss of ($0.25) in Q1FY11
▪	EBITDA* Reaches Highest Level in 11 Quarters at 9.14% of Sales
▪	Cash balance of $6.1 Million and Bank Revolver Debt of $16.2 million with Remaining Availability of $7.3 Million as of April 30, 2011

First Quarter Fiscal Year 2012 Financial Results

	For the Three Months Ended April 30,
	2011	2010
Net sales	100.0%	100.0%
Gross profit	31.3%	25.2%
Operating expenses	25.3%	24.1%
Operating profit	6.0%	1.1%
Income before tax	5.8%	(5.4)%
Net income	4.5%	(5.3)%

Net Sales. Net sales increased $0.4 million, or 1.5%, to $25.8 million for the three months ended April 30, 2011, from $25.4 million for the three months ended April 30, 2010.  The net increase was due to a 13.4% increase in foreign sales, offset by a 6% decrease in domestic sales.  International sales increased to $11.1 million in the first quarter of fiscal 2012 from $9.7 million in the same period of the prior year. Domestic sales declined to $14.7 million in the fiscal 2012 period from $15.6 million a year ago.  As a percentage of sales, domestic revenues contributed 57.1% in the first quarter of fiscal 2012, compared to 61.6% a year ago. International revenues were 42.9% of consolidated sales in the first quarter of fiscal 2012, an increase of nearly 12% from 38.4% in the first quarter of fiscal 2011.

External sales from China were flat with the year ago period due in large part to a decline in direct container shipments to the US resulting from high stock levels at larger customers in the US after the Gulf of Mexico oil spill. Domestic sales in China and within the Asia Pacific rim remain strong. UK sales increased by $0.6 million or 48.7%, Chile sales increased by 13%, and sales in Brazil increased 39.3% or by $1.1 million.  US domestic sales of disposables decreased by $1.9 million, but chemical suit sales increased by $0.1 million, wovens increased by $0.4 million, reflective sales increased by $0.1 million, and glove sales increased by $0.1 million.

Gross Profit. Gross profit increased $1.7 million, or 26%, to $8.1 million for the three months ended April 30, 2011 from $6.4 million for the three months ended April 30, 2010. Gross profit as a percentage of net sales increased to 31.3% for the three months ended April 30, 2011 from 25.2% for the three months ended April 30, 2010. Major factors influencing consolidated gross margins were:

•	Disposables gross margin increased $0.5 million over last year resulting from a better mix and price increases
•	Chemical division margin increased 13.2 percentage points over last year resulting from an improved sales mix
•	Canada gross margin increased 3.7 percentage points over last year due to an improved sales mix and favorable exchange rates
•	Wovens division margins increased 16.0 percentage points due to better volume and mix
•	Reflective division margins increased 6.6 percentage points over last year from an improved mix of product sales
•	Brazil’s gross margins were 39.3% this year compared with 49.4% last year resulting from a large contract with higher margins in the previous year
•	India reported a negative gross margin in the first quarters of fiscal 2012 and 2011, reflecting low volume issues

Operating Expenses. Operating expenses increased $0.4 million, or 6.6%, to $6.5 million for the three months ended April 30, 2011 from $6.1 million for the three months ended April 30, 2010.  As a percentage of sales, operating expenses increased to 25.3% for the three months ended April 30, 2011 from 24.1% for the three months ended April 30, 2010.  The $0.4 million increase in operating expenses in the three months ended April 30, 2011 as compared to the three months ended April 30, 2010 was comprised of:

•	$0.2 million increased equity compensation resulting from prior year classified at zero performance level and current year elections for bonuses in stock
•	$0.1 million increase in professional and consulting fees, mainly in Brazil
•	$0.1 million miscellaneous increases

•	$0.1 million increase in payroll taxes, mainly in Brazil for growth initiatives
•	$0.1 million increase in research and development expenses resulting from worldwide product development
•	$0.1 million increase in officer salaries resulting from cessation of 8% voluntary reductions and the addition of a new sales officer
•	$0.1 million increase in freight out resulting from higher volume, mostly in Brazil which runs higher freight costs
•	$(0.2) million reduction in currency fluctuation expense resulting from a swing from a $0.1 million charge last year to a $0.1 million gain this year
•	$(0.2) million reduction in commission costs resulting from a restructuring of the sales staff

Operating profit. Operating profit increased 434% to $1.6 million for the three months ended April 30, 2011 from $0.3 million for the three months ended April 30, 2010. The operating margin was 6.0% for the three months ended April 30, 2011 compared to 1.1% for the three months ended April 30, 2010.  The substantial increase in operating margin reflects the increase in gross profit resulting from the increased contribution of higher margin international sales, partially offset by a modest increase in operating expenses.

Interest Expenses.  Interest expenses increased slightly for the three months ended April 30, 2011 as compared to the three months ended April 30, 2010 due to higher borrowing levels outstanding, partially offset by lower interest rates.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses increased $0.3 million to $0.3 million for the three months ended April 30, 2011 from $0.0 million for the three months ended April 30, 2010. The Company’s effective tax rates were 21.5% for Q1FY12 and not meaningful for Q1FY11. The effective tax rate for Q1FY11 was due to goodwill write-offs in Brazil and tax benefits from India resulting from “check the box” in the US, and the $1.6 million charge for VAT tax expense in Brazil.

Net Income (Loss).  Net income increased $2.5 million to $1.2 million for the three months ended April 30, 2011 from a loss of $1.3 million for the three months ended April 30, 2010. The increase in net income primarily resulted from the $1.6 million charge for VAT tax expense in Brazil in the prior year and stronger volume and margins in the current year.

Basic and diluted earnings per share (EPS) increased to $0.22 for the first quarter of fiscal 2012 from a loss of $(0.25) in the prior year.  There were 5,222,639 and 5,334,165 shares outstanding on a basic and fully diluted basis, respectfully, for the first quarter ended April 30, 2011, as compared with 5,439,410 and 5,465,594 in the prior year.  Although the Company reduced the number of shares outstanding through open market purchases of its common stock under a share repurchase program that extended into its fiscal 2012 first quarter, the full impact to reported EPS will be realized in the second quarter of fiscal year 2012 due to calculations made using weighted averages of outstanding shares.

Management’s Comments

Commenting on the financial results and recent developments, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “International operations continue to fuel our performance as we delivered impressive growth in all major operating metrics. On a consolidated basis, we reported higher sales, gross profit and margin, operating profit and margin, net income and margin, and earnings per share. We are very pleased with the progress being made in building a diversified international platform that has significant operating leverage for long term growth and profitability, but we are not pleased with domestic performance. Therefore, we are completely reorganizing the US sales force and have appointed Stephen M. Bachelder, Chairman of the Board, as a National Sales Manager for domestic sales. Mr. Bachelder has a deep background in sales and intends to resuscitate eroding US revenues in the coming year.

“Consistent with our business strategy of pursuing market expansion outside of the US, particularly in “BRIC” nations -- Brazil, Russia, India and China -- and nearby territories, we reported gains in most of our major foreign operations. This strength along with favorable currency exchange rates continues to offset the weakness in our domestic operations, which presently appear to be nearing stabilization. Through effective implementation of foreign sales and marketing strategies, we increased international sales by over 13% in the first quarter as compared to the same period of the prior year, approximately three times the rate of GDP growth in the markets in which we operate.  International sales represented 42.9% of total first quarter revenues. This performance is without the benefit of large bid orders in Brazil, which we are working toward securing, although our Brazilian operations grew approximately 40% year over year.  As a result, our quarterly international revenues of $11.1 million represent the highest level in the Company’s history.

“Confirming our belief that our business model’s international operations are far superior to what we had been working with during the prior two decades when we had been focused domestically, our profits and margins significantly improved in the first quarter. Through global sourcing of raw materials, geographically dispersed manufacturing facilities, enhanced pricing power and an improved sales mix of Lakeland branded products and higher margin garment lines, our fiscal 2012 first quarter consolidated gross and operating margins increased to 31.3% and 6.0%, respectively, as compared with the 25.2% and 1.1% in the prior year.

“There remains significant operating leverage due to the investments we have made in personnel and manufacturing facilities. In anticipation of continued growth, we have added inventory to all of our major operations around the world.  Given higher spending levels and capital investments, which provide us with the opportunity for a substantial increase in our production capacity, we are pleased to report adjusted earnings before interest, taxes, depreciation and amortization (EBITDA*) as a percent of sales of 9.14% or nearly $2.4 million in the first quarter of fiscal 2012,

		QE 4/30/11
*EBITDA ($000’s) =	Operating profit	$1,552
	Depreciation and Amortization	533
	Equity compensation expenses	221
	Total	2,306
	% of sales	9.14%

both the highest in the last 11 quarters. Our net income of $1.16 million and earnings per share of $0.22, additionally benefiting from a reduction of outstanding shares resulting from a buyback program, reversed year-earlier losses. Excluding a previously disclosed one-time charge of $1.6 million in the fiscal 2011 first quarter, our net income and earnings per share in the first quarter of fiscal 2012 would still have delivered nearly four-fold increases.

“Lakeland Industries reported a strong first quarter but we have much work to do to further improve our financial performance and take advantage of the benefits of our operating leverage.  Our international markets are robust and growing and we believe we are well positioned to capitalize on the many opportunities available to us around the world.”

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM (EDT) today to discuss the Company’s first quarter fiscal year 2012 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 877-741-4242 (toll free) or 719-325-4814 (international), code 6597367.

A conference call replay will be available until Wednesday, June 15, 2011 by dialing 888-203-1112 (toll free) or 719-457-0820 (international), code 6597367.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold throughout the world by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries
631-981-9700	Darrow Associates
Christopher Ryan, CJRyan@lakeland.com	631-367-1866
Gary Pokrassa, GAPokrassa@lakeland.com	Jordan Darrow, jdarrow@darrowir.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

(tables to follow)

LAKELAND INDUSRTIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	April 30,	January 31,
ASSETS	2011	2011
Current assets:	(unaudited)
Cash and cash equivalents	$6,139	$6,074
Accounts receivable, net	16,362	14,477
Inventories, net	50,174	45,918
Deferred income taxes	2,297	2,297
Prepaid income and VAT tax	1,945	1,815
Other current assets	1,942	2,340
Total current assets	78,859	72,921
Property and equipment, net	14,234	13,901
Intangibles and other assets, net	8,838	8,257
Goodwill	6,576	6,297
Total assets	$108,507	$101,376
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,594	$6,504
Accrued compensation and benefits	1,532	1,412
Other accrued expenses	1,467	2,702
Current maturity of long-term debt	106	100
Total current liabilities	10,699	10,718
Borrowing under revolving credit facility	16,105	11,486
Construction loan payable, net of current maturity	1,659	1,592
VAT taxes payable long-term	3,312	3,310
Other liabilities	110	103
Total liabilities	31,885	27,209
Commitments and contingencies
Stockholders’ equity: Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common Stock $0.01 par; authorized 10,000,000 shares issued and outstanding 5,581,322 shares at April 30, 2011 and 5,568,744 at January 31, 2011	56	56
Less treasury stock at cost 356,441 shares at April 30, 2011 and 314,441 at January 31, 2011	(3,352)	(3,013)
Additional paid-in capital	50,513	50,280
Retained earnings	27,356	26,193
Other comprehensive income	2,049	651
Total stockholders’ equity	76,622	74,167
Total liabilities and stockholders’ equity	$108,507	$101,376

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	April 30,
	2011	2010

Net sales	$25,753	$25,363
Cost of goods sold	17,687	18,959
Gross profit	8,066	6,404
Operating expenses	6,514	6,114
Operating profit	1,552	290
VAT tax charge-Brazil	—	1,583
Interest and other income, net	49	13
Interest expense	118	86
Income (loss) before income taxes	1,483	(1,366)
Provision (benefit) for income taxes	320	(20)
Net income (loss)	$1,163	$(1,346)
Net income (loss) per common share:
Basic	$0.22	$(0.25)
Diluted	$0.22	$(0.25)

Weighted average common
shares outstanding:
Basic	5,222,639	5,439,410
Diluted	5,334,165	5,465,594